Exhibit 99.1

Contact:

Heather Ashworth	Kelly Tapkas/Victoria Hofstad
Octel Corp. Investor Relations	Citigate Financial Intelligence
011-44-161-498-8889	1-201-499-3500

Octel Corp. acquires Finetex

NEWARK, DELAWARE, December 21, 2004 - Octel Corp. (NYSE: OTL) today confirmed that it has entered into an agreement with the shareholders of Finetex to acquire the company for a purchase price of US$ 20 million. The acquisition will close in January.

Finetex is a privately-held company, headquartered in New Jersey, with manufacturing sites in New Jersey and North Carolina. It is a high quality, technology based business supplying specialty surfactants and emollients to the Personal Care, Cosmetics and other industrial markets. The business has a turnover of approximately US $19 million, with strong EBITDA margins, and global sales.

Commenting on the acquisition, Dennis Kerrison, President and Chief Executive Officer of Octel Corp., said, “Finetex has significant sales in our key target markets of Personal Care and HI&I, with robust customer positions and a manufacturing base that is capable of delivering products globally. The technology base is strong and there is a developing pipeline of new products. This acquisition, together with our recent acquisition of Aroma & Fine Chemicals in the UK, now gives us the critical mass we need to grow and further develop our Performance Chemicals business on a global basis.”

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations, that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Other factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could cause actual results to vary from expectations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.